Exhibit 99.1

CSI Compressco LP Announces Appointment of New Director

THE WOODLANDS, Texas, July 26, 2023 /PRNewswire/ — CSI Compressco LP (“CSI Compressco”) (NASDAQ: CCLP) announced today that on July 24, 2023, Spartan Energy Holdco LLC, the sole member of CSI Compressco GP LLC (the “General Partner”), the general partner of CSI Compressco, increased the size of the Board of Directors of the General Partner (the “Board”) from eight members to nine members and appointed Joseph Patrick McElroy to serve as a member of the Board, effective immediately. Mr. McElroy currently serves as a Managing Partner of Merced Capital, L.P.

About CSI Compressco

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, artificial lift, transmission, processing, and storage. In addition, CSI Compressco provides a variety of natural gas treating services. CSI Compressco’s contract services business includes a fleet of approximately 4,800 compressor packages providing approximately 1.2 million in aggregate horsepower, utilizing a full spectrum of low-, medium- and high-horsepower engines. Additionally, our gas treating equipment fleet includes natural gas cooling units used to reduce the temperature of natural gas so that it can be further treated, processed, or compressed. CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression and related services in Mexico. CSI Compressco’s aftermarket business provides compressor package reconfiguration and maintenance services. CSI Compressco’s customers comprise a broad base of natural gas and oil exploration and production, midstream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada, Argentina, Egypt, and Chile. CSI Compressco’s General Partner is owned by Spartan Energy Partners LP. This news release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). CSI Compressco’s distributions to foreign investors are subject to federal tax withholding at the highest applicable effective tax rate. Nominees are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

SOURCE: CSI Compressco LP

For further information, please contact: Jon Byers, CFO, CSI Compressco LP, The Woodlands, Texas, Phone: 281.364.2279, www.csicompressco.com